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                                                                   EXHIBIT 99-1




                             MCN ENERGY GROUP INC.

           AMENDED AND RESTATED DIRECT STOCK PURCHASE AND DIVIDEND

                              REINVESTMENT PLAN

                   AMENDED AND RESTATED AS OF JANUARY 1, 1998

     1. This Amended and Restated Direct Stock Purchase and Dividend Reinvestment Plan ("Plan") amends and restates the MCN Corporation Restated Dividend Reinvestment Plan. The purpose of this Plan is to provide investors with a convenient and economical way of investing optional cash payments and cash dividends to purchase shares of common stock ("Shares") of MCN Energy Group Inc. ("MCN"), as well as any series of preferred or preference stock which may be issued in the future and to whom the Plan has been expressly extended by the Board of Directors of MCN ("Participating Securities").

     2. The Board of Directors of MCN shall appoint an administrator ("Agent") to act as agent for participants of the Plan. Any shareholder of record who holds Participating Securities may elect to participate in the Plan by completing and mailing an authorization form to the Agent or by telephoning the Agent. In connection with such election, or at any time subsequent thereto, a shareholder may elect to submit to the Agent any certificates for Shares then owned and in the possession of such shareholder. Upon receipt of such certificates and appropriate written instructions, the related Shares will be accepted and held by the Agent together with any other Shares purchased under the Plan. Any such Shares submitted by a shareholder will be treated by the Agent as if such Shares had been purchased under the Plan.

     Nonshareholders may apply for enrollment in the Plan by completing an initial investment form and sending it to the Agent. The initial investment form must be accompanied by either an


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authorization form for automatic deductions of at least $25 per month for a minimum of 10 months, or an initial cash payment in the form of a check or money order payable to the Agent. The minimum amount for an initial cash investment is $250 and the amount cannot exceed $150,000 in a calendar year. An initial investment fee of $10 shall be deducted from the initial investment payment.

     Full or part-time employees of MCN and any of its subsidiaries may apply for enrollment in the Plan by completing an employee enrollment form. Employees may purchase shares through payroll deduction election. Employees may enroll by making an initial cash investment of at least $250, by authorizing a minimum of 10 automatic monthly withdrawals of at least $25, or by authorizing payroll deductions of at least $25 from the first pay of every month. An initial investment fee of $10 shall be deducted from the initial investment payment.

     After a shareholder authorization form, an initial investment form, or an employee enrollment form is received and processed by the Agent, the Agent will establish an account for such shareholder. Each participant under the Plan also may elect total or partial reinvestment of dividends, and any authorization must be signed by all persons in whose names the Participating Securities covered by the authorization are registered or their authorized representatives. Each participant also may make voluntary optional cash payments to the Plan. Optional cash payments may be made periodically in any amount up to $150,000 annually with a $25 minimum investment required. Each optional cash payment by a participant must be made by check or money order in U.S. funds, payable to the order of the Agent, and mailed or delivered to the Agent with written advice that the remittance is being made for participation in the Plan, or by electronic funds transfer or other method acceptable to the Agent. Upon written request or a telephone call, the


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Agent will return any amount received as an optional cash payment to the participant, provided such request is received by the Agent not less than 48 hours prior to the time for investment of the optional cash payment.

     3. Most costs of administration of the Plan will be paid by MCN. However, if a participant wishes to terminate his or her participation in the Plan, such participant will be required to pay a handling charge and any applicable brokerage commission and transfer tax.

     4. The Agent will retain all funds from, or on behalf of, a participant for the purchase of Shares. These funds represent cash dividends (both on Participating Securities held in the name of the participant and designated for reinvestment and on any full or fractional Shares held under the Plan for which authorization has been received), and optional cash payments received by the Agent from participants. Unless otherwise authorized or directed by the officers of MCN, the Agent may make purchases on any securities exchange where Shares are traded, in the over-the-counter market or in negotiated transactions.

     Shares purchased on behalf of participants by the Agent from MCN, shall be priced at the average of the highest and lowest per share trading prices of MCN Common Stock on the New York Stock Exchange (Consolidated Tape Transactions) on the issuance date of the Shares. Such issuance date shall be, in the case of reinvested dividends, the dividend payment date except when such date is a Saturday, Sunday or other day for which the New York Stock Exchange is not open. In the latter instance, such issuance date will be the first business day of the New York Stock Exchange following the dividend payment date. The issuance date for initial investments or voluntary cash payments (the "Voluntary Cash Investment Date") will be every Friday, unless



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such Friday is a holiday, in which case the Voluntary Cash Investment Date will be the next business day.

     The price for purchases of Shares made other than from MCN shall be the average price, excluding broker's commissions, paid by the Agent for all shares purchased in the open market with respect to the investment date. The Agent shall use its best efforts to effect such purchases as soon as practicable following each dividend payment date or Voluntary Cash Investment Date as the case may be. The Agent will effect such purchases as soon as practicable following the issuance dates designated by the Plan for the purchase of Shares from MCN. Should market conditions or other factors not permit the agent to complete the investment of funds in Shares purchased other than from MCN prior to the earlier of either the next dividend payment date of any Participating Security or Voluntary Cash Investment Date, then the Agent will designate those Shares first purchased as attributable to funds available prior to such dividend payment date or Voluntary Cash Investment Date, whichever the case may be.

     If funds received from or on behalf of a participant are insufficient to buy a full Share (or Shares), the Agent will credit the participant's account with a fractional share computed to three decimal places. The Agent will hold the Shares of all participants together in its name or that of its nominee. In making purchases for a participant's account, the Agent may commingle the participant's funds with those of other participants. For a number of reasons, including observance of rules and regulations of the Securities and Exchange Commission or other regulatory agencies requiring temporary curtailment or suspension of purchases, it is recognized that it may be impossible for all or part of the amount of funds available in a participant's account to be applied to the purchase of Shares on or before the next ensuing dividend date or other



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issuance date.  If any Securities and Exchange Commission suspension of the trading in Shares remains effective for ninety consecutive days, the Agent shall remit all cash in a participant's account to the participant promptly after such ninetieth day. No interest will be paid on funds held by the Agent pending investment.

     5. No certificates will be issued to a participant for Shares purchased unless the participant so requests or until the participant's account is terminated. Any participant may request that certificates in the participant's name be issued after every purchase. Each request for a certificate must be made by a separate written instruction or telephone call to the Agent. No certificate for a fractional Share will be issued. A fractional interest in a Share will entitle a participant's account to be credited with corresponding fractional dividends.

     6. As soon as practicable after each purchase, a participant shall receive a statement of his or her account from the Agent. Participants holding more than 100 shares and reinvesting dividends shall receive a quarterly statement. All Participants shall receive an annual statement.

     7. All proxy solicitation material shall be mailed to participants.
Shares held for any participant's account will be voted only upon the direction of such participant. Failure of a participant to provide such direction, by properly completing the form of proxy provided by MCN, will result in a participant's Shares not being voted unless such participant votes in person at the meeting for which proxy material was distributed.

     8. Any stock dividends or split shares distributed by MCN on Shares held by the Agent for the participant, and Shares held by the participant upon which cash dividends are reinvested, will be credited to the participant's account. In the event that MCN makes available to its shareholders rights to purchase additional Shares, or any other securities, the Agent will sell


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such rights or other securities accruing to the Shares held by it for participants for which cash dividends are reinvested and invest the resultant funds in Shares prior to or with the next regular issuance date for which Shares would be issued under the Plan. A participant who wishes to receive directly any such rights or other securities may do so by sending to the Agent, at least two weeks prior to the rights or securities offering record date, a written request that certificates for rights or any other securities be sent to the participant.

     9. Except as otherwise expressly provided herein, a participant may not sell, pledge, hypothecate or otherwise assign or transfer his account, any interest therein, or any cash or stock credited to his account. No attempt at any such sale, pledge, hypothecation or other assignment or sales shall be effective.

     10. A Participant may request the Agent to sell any number of whole Shares held in his Plan account by giving detailed written instructions to the Agent or by other means authorized by the Agent. The Agent will initiate the sale as soon as practicable after receiving the notification. Sales will be made for the Participant's account on the open market through a securities broker designated by the Agent. The Participant will receive the proceeds, less applicable service fee of $10 and reasonable brokerage commission. Proceeds of Shares sold through the Plan will be paid to the Participant by check.

     Participants may withdraw from the Plan by sending written notice of withdrawal to the Agent or by other means authorized by the Agent. Upon withdrawal from the Plan, a certificate for the whole Shares held in the Plan for the Participant will be issued. A Participant closing a Plan account will receive a check for the cash value of any fractional Share. Alternatively, a Participant may specify in the withdrawal notice that all or a portion of whole shares be sold. The



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Agent will make the sale as soon as practicable after receipt of the withdrawal notice, and the Participant will receive a check for the proceeds, less a service fee and any applicable brokerage commissions.

     11. The Plan may be amended, supplemented, terminated or suspended at any time by MCN by giving notice to the agent and each participant at the last address of record.

     12. The Agent will not be liable hereunder for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of failure to terminate the participant's account upon the participant's death or otherwise prior to receipt of notice in writing in accordance with section 10 of such death, accompanied by documentation satisfactory to the Agent, or failure to terminate a participant's account for other reasons, or (b) with respect to the prices at which shares or rights described in section 8 are purchased or sold for the participant's account or the timing or terms of such purchases or sales or the Agent's inability to purchase any Shares, or (c) with respect to the market value of any Shares acquired for the participant's account or any fluctuation in the market value of Shares or sale of Shares or sale of rights or other securities described in section 8 for the participant's account.

     13. MCN shall be responsible for interpreting and construing the Plan provisions and the terms and conditions of this Plan and Authorization shall be governed by the Laws of the State of Michigan.

     IN WITNESS WHEREOF, MCN Energy Group Inc. has caused this Plan to be executed as of this 1st day of January, 1998.

MCN ENERGY GROUP INC.




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By:   /s/ Daniel L. Schiffer
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        Daniel L. Schiffer
        Senior Vice President, General Counsel and Secretary














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